Exhibit 5.1

Randal S. Milch Executive Vice President Public Policy & General Counsel

November 12, 2013	140 West Street New York, NY 10007

Re:	Verizon Communications Inc. Registration Statement on Form S-4

under the Securities Act of 1933

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (File No. 333-191628) (the “Registration Statement”) which Verizon Communications Inc., a Delaware corporation (the “Company”), is filing with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement pertains to the registration under the Securities Act of up to 1,279,787,235 shares (the “Shares”) of the Company’s common stock, par value $0.10 per share (the “Common Stock”), which may be issued to the shareholders of Vodafone Group plc, an English public limited company (“Vodafone”), in connection with the acquisition by the Company of Vodafone’s indirect 45% interest in Cellco Partnership d/b/a Verizon Wireless, as contemplated by the Stock Purchase Agreement, dated September 2, 2013 (as it may be amended or supplemented from time to time, the “Stock Purchase Agreement”), by and among the Company, Vodafone and Vodafone 4 Limited, an indirect wholly owned subsidiary of Vodafone.

I, or attorneys under my direction, have reviewed the Registration Statement, the Stock Purchase Agreement, the Company’s Restated Certificate of Incorporation and Bylaws, the form of the Certificate of Amendment to the Company’s Restated Certificate of Incorporation, filed with the SEC as Exhibit 3.3 to the Registration Statement, resolutions adopted by the Board of Directors of the Company, a specimen certificate representing the Common Stock and such other documents and records as I have deemed appropriate for the purpose of giving this opinion.

Based on the foregoing, and subject to the further qualifications set forth below, I am of the opinion that the Shares to be issued by the Company pursuant to the Stock Purchase Agreement have been duly authorized, and that, when the Registration Statement has become effective under the Securities Act and the Shares have been issued and delivered in accordance with the Stock Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws, as currently in effect, and I do not express any opinion herein concerning any other laws.

I hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to being named under the heading “Legal Matters” in the Prospectus forming part of the Registration Statement.

Very truly yours,

/s/ Randal S. Milch Randal S. Milch Executive Vice President Public Policy & General Counsel